Exhibit 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           INTRAOP MEDICAL CORPORATION

                                    ARTICLE I
                                    ---------

     The name of the corporation is: Intraop Medical Corporation.


                                   ARTICLE II
                                   ----------

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Nevada Revised Statutes.

                                   ARTICLE III
                                   -----------

     The name and complete business address in the State of Nevada of the corporation's initial agent for service of process are: CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706.


                                   ARTICLE IV
                                   ----------

     The corporation is authorized to issue only one class of shares which shall be designated "Common Stock," $0.001 par value per share. The total number of shares which the corporation is authorized to issue is one hundred million (100,000,000).


                                    ARTICLE V
                                    ---------

     (i) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

     (ii) The corporation is authorized to provide indemnification of officers, directors, employees or agents, through bylaw provisions, agreements with officers, directors, employees or agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 78.7502 of the Nevada Revised Statutes, subject to the applicable limits set forth in Sections 78.7502 and 78.751 of the Nevada Revised Statutes with respect to actions for breach of duty to the corporation and its shareholders.
(iii) Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.



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                                   ARTICLE VI
                                   ----------

     The corporation shall have at least one (1) director. The first Board of Directors shall consist of the following five members:

                  Donald A. Goer, Ph.D.
                  3170 De La Cruz Blvd., Suite 108
                  Santa Clara, California 95054

                  John P. Matheu
                  3170 De La Cruz Blvd., Suite 108
                  Santa Clara, California 95054

                  Mary Louise Meurk
                  3170 De La Cruz Blvd., Suite 108
                  Santa Clara, California 95054

                  Theodore L. Phillips, M.D.
                  3170 De La Cruz Blvd., Suite 108
                  Santa Clara, California 95054

                  Michael Friebe
                  3170 De La Cruz Blvd., Suite 108
                  Santa Clara, California 95054


     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on March 9, 2005.



                                          /s/David Shamy
                                          -----------------------------
                                          David Shamy, President


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